Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333 - 81067) and Form S-8 (No. 2 - 78324, No. 33 - 69224, No. 33 - 83400, No. 333 - 09271, No. 333 - 64043, No. 333 - 84237, No. 333 - 47794, No. 333 - 66138, No. 333 - 108842 and No. 333 - 126702) of Standard Microsystems Corporation of our report dated May 15, 2006, relating to the consolidated financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
May 15, 2006